Exhibit (a)(1)(vii)

Exhibit (a)(1)(vii) Oaktree Strategic Credit Fund Shareholder Update | March 26, 2026 “ I’m not trying to give the impression that coping with cycles is easy. But I do think it’s a necessary effort. We may never know where we’re going, or when the tide will turn, but we had better have a good idea where we are. – Howard Marks, Oaktree Co-Founder “You Can’t Predict. You Can Prepare” (November 2001) A Cycle Tested Platform Oaktree’s experience includes four decades navigating credit market cycles. Since we launched Oaktree Strategic Credit Fund (“OSC” or the “Fund”) in 2022, we have managed the Fund’s assets and liabilities conservatively, positioning ourselves to take advantage of the investment opportunity set while being mindful of the need to preserve liquidity to fund quarterly tender offers. We are pleased to report that all shares that were tendered on or before March 16, 2026, will be fully repurchased without proration. OSC will repurchase 6.8% of shares outstanding as of December 31, 2025. Separately, OSC’s board of trustees (the “Board”) reset the monthly dividend to 16 cents per share, positioning the strategy for long-term sustainability while continuing to deliver an attractive 8.5% annualized net distribution rate1 and 9.0% 3-year total return2 based on the February 28, 2026 net asset value (“NAV”) for Class I shares. This disciplined approach reinforces the strength and durability of the income profile, ensuring investors benefit from a more resilient and dependable payout over time. The change reflects both the current earnings environment—characterized by lower base rates and spread compression—and the Fund’s conservative positioning since inception, including low leverage, ample liquidity and limited exposure to payment-in-kind (“PIK”)3 loans. Importantly, this positioning is a result of our long-standing emphasis on discipline through cycles and choosing to remain selective in pursuing investment opportunities. We believe this approach best serves the interests of long-term shareholders. OSC’s liquidity and portfolio positioning remain strong and conservatively positioned. As of March 23, 2026, OSC had $1.8 billion of available liquidity from cash and undrawn credit facilities, and the Fund’s leverage ratio was 0.57x net debt-to-equity as of February 28, 2026.4 Additional Fund liquidity is supported by liquid credit investments that can be converted to cash as well as natural portfolio turnover, which has averaged 28% annually since inception. The Fund also continues to receive new subscriptions each month. OSC maintains a diversified debt investor base and there are no debt maturities before November 2028. This allows OSC to navigate the evolving markets from a position of strength. From a portfolio management perspective, OSC has remained underinvested in areas of the market where we believe discipline has been weakest, including PIK and annual recurring revenue (“ARR”) loans. For the quarter ended December 31, 2025, OSC’s PIK income represented 1.1% of our total investment income and ARR loans accounted for 0.6% of fair value. Non-accrual investments accounted for only 0.09% of fair value at the end of the quarter.5 Each of these metrics compares favorably to the non-traded business development company (“BDC”) peer group average.6

Oaktree Strategic Credit Fund | March 26, 2026 A Market Shaped By Extraordinary Times We want to take a moment to reflect on the credit markets over the past five years, a period that has been anything but ordinary for credit markets. In early 2021, as economies reopened and governments pumped stimulus into the economy, demand for goods and services surged faster than global supply chains could respond. Inflation, which had been dormant for years, began to climb. The Federal Reserve, initially cautious, ultimately responded with one of the most aggressive interest rate hiking cycles in modern history—lifting rates from near zero to over 5% between early 2022 and late 2024. Rising rates rattled the financial markets. Investors and companies began to price in worst-case scenarios: an economy where growth slows, corporate earnings weaken, and inflation stays stubbornly high. Traditional bank lending and the broadly syndicated loan market became unavailable to most middle-market companies. Private credit stepped into the void. Private lenders offered financing at meaningfully wider spreads than in prior years with loans that carry floating interest rates—meaning returns rose automatically alongside the Federal Reserve’s rate hikes. In 2023-2024, this combination produced unlevered returns for these private lenders in the range of 10–12% for senior secured lending, roughly double the returns available before the pandemic. Financial markets, however, are self-correcting. High returns attract capital, and capital competes away those returns. Fundraising in private credit accelerated dramatically, particularly in non-traded BDCs—investment vehicles designed to give high net worth individual investors access to private credit on a continuous basis. This contributed to an imbalance between supply of capital and available high-quality opportunities. At the same time, banks re-entered the market and inflation began to ease. Spreads on new loans fell from their 2022–2023 peaks back toward pre-pandemic levels, compressing into the range of S+450-475 range by the end of 2025. In response, many private credit lenders adapted by structuring transactions with higher leverage and/or PIK interest, investing heavily into technology and software lending—particularly loans backed by recurring software subscription revenues—which offered a modest spread premium over other sectors and increasing leverage to maintain returns. Even still, fundraising across the private credit industry remained robust through the end of 2025, with most managers focused on the continued relative value compared to public credit markets. 2026 brought a fresh source of stress. Rapid advances in artificial intelligence (“AI”)—particularly the capabilities demonstrated by large language models—led markets to meaningfully reassess the long-term value of many legacy software businesses. If AI can replicate or replace the functions of established software platforms, the revenue streams backing those businesses become less certain. Private credit funds, many of which had allocated 20–25% of their portfolios to technology and software loans, found themselves under scrutiny. Regardless of whether the market reaction is warranted, given the underlying fundamentals of many of these businesses have yet to be impacted, the reaction has raised questions about credit quality across the private credit industry. We believe the concerns are broader than software loans and encompass general credit quality and leverage levels. The private credit market today is navigating three distinct concerns: rising default and impairment risk in software loans, liquidity considerations stemming from increased tender offer participation by investors in non-traded BDCs and an increased probability of stagflation stemming from commodity price shocks tied to geopolitical instability.

Oaktree Strategic Credit Fund | March 26, 2026 How Oaktree Approached This Cycle and Looking Ahead We didn’t predict any of these risks coming into 2026 just as we didn’t predict the COVID pandemic coming into 2020. But in both cases (2019 and 2025), we maintained low leverage and ample dry powder in the event of dislocation. OSC has used less leverage, as we have treated leverage as an output—something determined by the availability of attractive investment opportunities. When we found compelling deals, OSC used leverage. When we did not, OSC held more capital in liquid public credit and used less leverage. Because there have been fewer attractive investment opportunities of late, OSC has maintained leverage below its long-term target of 0.85x-1.0x. As of February 28, 2026, the Fund’s leverage ratio was 0.57x net debt to equity.4 This approach produced lower returns than some peers, but it also left OSC with a more conservative portfolio and the ability to act quickly if a dislocation materializes. Since the start of the year, we have sold a portion of our publicly traded loan and bond holdings—including both non-software positions and certain software exposures—in order to increase dry powder and reduce our software concentration. As Milton Friedman observed, there is no free lunch: the cost of maintaining dry powder today is accepting lower income in the short term. This dry powder will allow us the ability to originate attractively priced private loans and acquire dislocated public credit at a discount if broader market stress creates that opportunity, just as Oaktree did in 2020 and in other periods of market volatility. Ultimately, we believe the current environment represents a correction rather than a crisis. The repricing now underway in software and broader private credit was, in many respects, already in motion before recent events. For Oaktree, this is a familiar moment. We believe our roots in opportunistic credit will help OSC avoid pitfalls while also creating a unique and proprietary sourcing engine for attractively structured and priced capital solutions as the markets cycle. We remain focused on being patient, selective, and prepared. When dislocation fully materializes, we intend to be among the managers with both the capital and the conviction to act decisively on behalf of OSC’s investors.

Oaktree Strategic Credit Fund | March 26, 2026 Endnotes 1. Annualized Net Distribution Rate for Class I shares (as of March 31, 2026) reflects the current month’s distribution annualized and divided by the prior month’s last reported NAV. Past performance is not necessarily indicative of future results. There is no assurance we will pay distributions and distributions may be modified at the Board’s discretion. Distributions may be funded from sources other than cash flow from operations, including, without limitation, the sale of assets, borrowings, return of capital or offering proceeds. Distributions paid from offering proceeds may constitute a return of capital. We have no limits on the amounts we may pay from such sources to fund distributions. For the three months ended December 31, 2025, the Fund estimates that approximately 94% of the distribution referenced herein is attributable to current fiscal year net investment income and that the remaining portion (6%) may be considered a return of capital, each as determined in accordance with generally accepted accounting principles. Final determination of our annualized distribution rate’s tax character will be reported on Form 1099 DIV (as applicable) sent to shareholders each January (as applicable). Distributions may also be funded in significant part, directly or indirectly, from temporary waivers or expense reimbursements borne by Oaktree Fund Advisors, LLC (the “Adviser”) or its affiliates, that may be subject to reimbursement to the Adviser or its affiliates and therefore can reduce future distributions to which you would otherwise be entitled. The extent to which we pay distributions from sources other than cash flow from operations will depend on various factors, including the level of participation in our distribution reinvestment plan, how quickly we invest the proceeds from this offering (and any future offering) and the performance of our investments. Funding distributions from the sales of assets, borrowings, return of capital or proceeds of this offering will result in us having less funds available to acquire investments. As a result, the return you realize on your investment may be reduced. Doing so may also negatively impact our ability to generate cash flows. Likewise, funding distributions from the sale of additional securities will dilute your interest on a percentage basis and may impact the value of your investment especially if we sell these securities at prices less than the price you paid for your shares. We believe the likelihood that we pay distributions from sources other than cash flow from operations will be higher in the early stages of the offering. Where distributions are funded through borrowings, the distribution rate may not be sustainable. 2. Total Return is calculated as the change in NAV per share during the period, plus distributions per share (assuming dividends and distributions are reinvested) divided by the beginning NAV per share. Returns for periods greater than one year are annualized. 3. PIK occurs when a borrower pays interest “in-kind,” deferring and adding interest payments to the outstanding balance of a loan in lieu of cash payment. Sometimes called toggle notes or toggle loans, PIK allows borrowers to switch between paying interest in cash or in-kind. PIK often commands a higher interest rate to compensate the lender for additional risk. 4. Regulatory net leverage ratio calculated as total debt divided by total net assets after adjusting for cash and cash 5. Loans are classified as non-accrual loans when they stop generating interest income for the lender, including when loans are 90 days past due, in default or unlikely to be repaid in full. 6. Peer group includes non-traded BDCs which are externally-managed, had effective registration statements as of 2025 and were broadly distributed, have broad exposure across industries in their investments and are not sector-focused, and had net asset values in excess of $2 billion as of December 31, 2025.

Oaktree Strategic Credit Fund | March 26, 2026 Important Disclosure Information and Risk Factors Oaktree Strategic Credit Fund (the “Fund”) is a non-exchange-traded business development company (“BDC”) that seeks to invest primarily in a diversified portfolio of private debt across industries and transaction types, targeting bespoke, highly negotiated loans and private equity-related financings such as those backing leveraged buyouts. An investment in the Fund involves a high degree of risk. You should invest in the Fund only if you can afford the complete loss of your investment. You should read the Fund’s prospectus, including the “Risk Factors” section therein, which contains a discussion of the risks and uncertainties that the Fund believes are material to its business, operating results, prospects and financial condition. These risks include, but are not limited to, the following: You should not expect to be able to sell your shares regardless of how we perform. You should consider that you may not have access to the money you invest for an extended period of time. We do not intend to list our shares on any securities exchange, and we do not expect a secondary market in our shares to develop prior to any listing. Because you may be unable to sell your shares, you will be unable to reduce your exposure in any market downturn. We have implemented a share repurchase program, but only a limited number of shares will be eligible for repurchase and repurchases will be subject to available liquidity and other significant restrictions. An investment in our common shares of beneficial interest (“Common Shares”) is not suitable for you if you need access to the money you invest. See “Suitability Standards” and “Share Repurchase Program” in the Fund’s prospectus. We cannot guarantee that we will make distributions, and if we do, we may fund such distributions from sources other than cash flow from operations, including the sale of assets, borrowings, return of capital or offering proceeds, and although we generally expect to fund distributions from cash flow from operations, we have not established limits on the amounts we may pay from such sources. Distributions may also be funded in significant part, directly or indirectly, from temporary waivers or expense reimbursements borne by Oaktree Fund Advisors, LLC (the “Adviser”) or its affiliates, that may be subject to reimbursement to the Adviser or its affiliates. The repayment of any amounts owed to our affiliates will reduce future distributions to which you would otherwise be entitled. We use and continue to expect to use leverage, which will magnify the potential for loss on amounts invested in us. We invest in securities that are rated below investment grade by rating agencies or that would be rated below investment grade if they were rated. Below-investment-grade securities, which are often referred to as “junk,” have predominantly speculative characteristics with respect to the issuer’s capacity to pay interest and repay principal. They may also be illiquid and difficult to value. Neither the Securities and Exchange Commission (the “SEC”) nor any state securities regulator has approved or disapproved of the Fund’s securities or determined if the Fund’s prospectus is truthful or complete. Any representation to the contrary is a criminal offense. This investor communication must be read in conjunction with the Fund’s prospectus in order to fully understand all of the implications and risks of an investment in the Fund. This investor communication is neither an offer to sell nor a solicitation of an offer to buy securities. An offering of the Common Shares is made only by the Fund’s prospectus, which must be made available to you prior to making a purchase of the Fund’s Common Shares and is available at osc.brookfield.com. Prior to making an investment, investors should read the Fund’s prospectus, including the “Risk Factors” section therein, which contains a discussion of the risks and uncertainties that we believe are material to our business, operating results, prospects and financial condition.

Oaktree Strategic Credit Fund | March 26, 2026 Forward-Looking Statements This investor communication contains forward-looking statements about Oaktree Strategic Credit Fund’s business, including, in particular, statements about its plans, strategies and objectives. You can generally identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue ” or other similar words. These statements include Oaktree Strategic Credit Fund’s financial projections and estimates and their underlying assumptions, plans and objectives for future operations, including plans and objectives relating to future growth and availability of funds, and they are based on current expectations that involve numerous risks and uncertainties. Assumptions relating to these statements involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to accurately predict and most of which are beyond Oaktree Strategic Credit Fund’s control. Although Oaktree Strategic Credit Fund believes the assumptions underlying the forward-looking statements, and the forward-looking statements themselves, are reasonable, any of the assumptions could be inaccurate and, therefore, there is no assurance that these forward-looking statements will prove to be accurate, and Oaktree Strategic Credit Fund’s actual results, performance and achievements may be materially different from that expressed or implied by these forward-looking statements. In light of the significant uncertainties inherent in these forward-looking statements, the inclusion of this information should not be regarded as a representation by Oaktree Strategic Credit Fund or any person that Oaktree Strategic Credit Fund’s objectives and plans, which it considers to be reasonable, will be achieved. You should carefully review the “Risk Factors” section of Oaktree Strategic Credit Fund’s prospectus, and any updated risk factors included in Oaktree Strategic Credit Fund’s periodic filings with the SEC, which will be accessible on the SEC’s website at www.sec.gov, for a discussion of the risks and uncertainties that Oaktree Strategic Credit Fund believes are material to its business, operating results, prospects and financial condition. These factors should not be construed as exhaustive, and they should be read in conjunction with the other cautionary statements that are included in this document (or Oaktree Strategic Credit Fund’s prospectus and other SEC filings). Except as otherwise required by federal securities laws, Oaktree Strategic Credit Fund does not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Before investing, consider the Fund’s investment objectives, risks, charges and expenses. To obtain a prospectus, which contains this information, please download the prospectus from osc.brookfield.com. Please read the prospectus carefully before investing. Brookfield Private Wealth LLC (member FINRA/SIPC) is the distribution manager for the Oaktree Strategic Credit Fund offering. Investment Products: Not FDIC Insured | May Lose Value | Not Bank Guaranteed © 2026 Brookfield Contact Us osc.brookfield.com privatewealth@brookfield.com +1 855-777-8001 00651